Exhibit 21
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Subsidiaries of Regan Holding Corp.
Legacy Marketing Group (California)
Legacy Financial Services (California)
Imagent Online, LLC (Delaware)
Prospectdigital, LLC (Arizona)
Values Financial Network (Delaware)
Legacy Advisory Services, Inc. (California)